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                                                                   Exhibit 5.1


                         [Cooley Godward LLP Letterhead]

June 23, 1999

Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404

Ladies and Gentlemen:

We have acted as counsel for Gilead Sciences, Inc., a Delaware corporation (the "Company") in connection with the merger (the "Merger") contemplated by the certain Agreement and Plan of Merger, dated as of February 28, 1999, (the "Agreement") by and among the Company, Gazelle Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and NeXstar Pharmaceuticals, Inc., a Delaware corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 15,000,000 shares of the Company's common stock, $0.001 par value per share ("the Shares"), to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (1) the Company's Certificate of Incorporation, as amended and Bylaws, as amended,
(2) the resolutions adopted by the Board of Directors of the Company on February 28, 1999, (3) the Registration Statement and (4) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the Shares which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Agreement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP

/s/Julia L. Davidson

Julia L. Davidson